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                                                                    Exhibit 99.6

                                Fresh Foods, Inc.
                       Employee Stock Purchase Plan (ESPP)

                          Sample Questions and Answers


1.       What is the purpose of the Plan?

         The purpose of the Employee Stock Purchase Plan (the "Plan") is to offer eligible employees of Fresh Foods, Inc. and its subsidiaries (collectively, "Fresh Foods" or the "Company") the opportunity to acquire an ownership interest in Fresh Foods' common stock. However, Fresh Foods is neither soliciting employees to acquire its shares nor giving investment advice to employees.

2.       Who is an eligible employee?

         An eligible employee is an employee who meets the following criteria:

                  --       Is 18 years of age or older; and

                  -- Has been employed by the Company for at least 90 days.

3.       Do I have to join the Plan?

         No, the Plan is completely voluntary.

4.       When can I join the Plan?

                  -- Eligible employees may elect to participate in the Plan at any time by completing the "Enrollment/Change" Form and delivering it to Susan Chrestensen in the Human Resources Department.

                  -- Participation will be effective as of the first day of the month following your election to participate in the Plan.

5.       What are the advantages of the Plan?

         The Plan offers a convenient way to purchase Fresh Foods stock through payroll deductions and encourages regular, scheduled investing. Through periodic investments, you may purchase whole and partial shares of Fresh Foods stock.

         Maintenance of personal investment records is simplified because the trustee of the Plan will provide to you a quarterly statement of your account detailing the transactions and balance of Fresh Foods stock in your account.



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                       Employee Stock Purchase Plan (ESPP)
                          Sample Questions and Answers
                                    Page Two

6.       How much do I pay for the stock?

         The trustee will purchase shares of Fresh Foods stock from the Company, from private sellers or on the open market and at such prices as the Trustee may, in its discretion, determine. If the trustee purchases the stock directly from the Company, the price will be the closing over-the-counter bid price for the stock on the day the Company is notified of the trustee's intention to purchase the stock.

         Stock prices fluctuate by the minute, depending upon the supply and demand of the stock. Generally, the closing sales price of Fresh Foods common stock on the NASDAQ Stock Exchange on any given date will establish the market value per share.

         Your exact cost will be communicated to you on the quarterly activity statement sent to you by the trustee.

7.       What is the policy for matching Participating Employees' contributions?

         All employee contributions to the Plan are matched by the Company in an amount equal to 25% of the Employee's contribution during the month.

8.       What are the vesting policies of the Plan?

                  -- A participating employee has a 100% non-forfeitable interest in the balances credited to his/her account.

                  -- Your contributions vest at the time the money is deducted from your salary.

                  -- The Company's matching contribution vests at the time it is received by the Trustee.

9.       Is there a guarantee against loss under the Plan?

         No. When investing in stocks, there is no guarantee against loss due to market fluctuations. Each investor, in seeking the benefits of share ownership, must also accept risks. Your investment in the Plan will be affected by fluctuations in the stock market, the economy and the profitability of the Company.

10.      How can I find out the market price of my stock?

         The Wall Street Journal and many local newspapers list the closing sales price for NASDAQ stocks on a daily basis. The Company's trading symbol is "FOOD" and stock information is listed most days in the NASDAQ Stock Exchange Composite Transactions tables of the Wall Street Journal under "Fresh Foods."



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                       Employee Stock Purchase Plan (ESPP)
                          Sample Questions and Answers
                                   Page Three

11.      How can I get information about Fresh Foods?

         Fresh Foods' annual and quarterly reports filed with the SEC and the Prospectus relating to this Plan, collectively, provide the most current information about Fresh Foods and the Plan, respectively. You may request copies from Susan Chrestensen in the Human Resources Department or the Fresh Foods Corporate Office at (828) 459-3118. All shareholders will receive annual reports, and may request quarterly reports, from Fresh Foods Corporate Office (828) 459-3118.

12.      How much money can I invest in this Plan?

         Each participating employee will authorize an amount to be contributed through payroll deductions. This amount may not be less than $10.00 per payroll period nor more than 10% of the employee's base weekly salary or wages and bonuses, as paid.

         Company officers not compensated by the Company and members of the Board of Directors may contribute up to $500 per month.

13.      Can I stop or change the amount of my payroll deduction?

         Yes. You may suspend or change the amount of your payroll deduction as of the first payroll period of any calendar quarter simply by completing an "Enrollment/Change" Form. This form should be turned into Susan Chrestensen in the Human Resources Department no later than five
         (5) business days prior to the effective payroll period.

14.      If I suspend deductions, when may I resume contributions to the Plan?

         If you choose to suspend your payroll deductions, you are eligible to begin contributions again effective the first payroll period of the next calendar quarter. You must complete an "Enrollment/Change" form and deliver it to Susan Chrestensen in the Human Resources Department.

15.      How is the stock purchased?

         At the end of every month, the Company will remit funds (employee contributions and the Company matches) to the Plan trustee. who will then purchase shares for the Plan.

16.      Will I receive interest on my accrued payroll deductions?

         No. Interest will not be earned on any payroll deductions accumulated in your account for the purchase of stock.



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                       Employee Stock Purchase Plan (ESPP)
                          Sample Questions and Answers
                                    Page Four

17. How will I know the number of shares purchased through my payroll deductions?

         Quarterly activity statements will be sent to you by the trustee detailing your total payroll deductions during the quarter, the number of shares purchased, the purchase price of such shares, and the beginning and ending share balances in your account.

18.      Will I receive stock certificates when I purchase stock under the Plan?

         No. The stock purchased for you under the Plan will be maintained in your Plan account by the trustee.

19.      What must I do to sell my shares and is there a cost to sell my shares?

         You may withdraw from the plan at any time and request your shares in certificate form. After receiving your certificates, you can take them to a broker of your choice to sell.

20.      How do I withdraw from the Plan?

         If you choose to withdraw from the Plan, simply complete an "Enrollment/Change" Form and return the form to Susan Chrestensen in the Human Resources Department.

         The trustee will then remit to you all whole share certificates maintained in your account. Any uninvested cash balance, any uninvested cash dividends and the value of fractional shares of stock will be remitted to you by check.

21.      If I withdraw from the Plan, how do I re-enter the Plan?

         If you choose to withdraw from the Plan, you may not re-enter the Plan for a six-month period following withdrawal.

22.      When can I sell my stock?

         Stock purchased under the Plan can be sold at any time after you withdraw and receive your share certificates.



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                       Employee Stock Purchase Plan (ESPP)
                          Sample Questions and Answers
                                    Page Five

23.      What are the tax consequences of purchasing or selling my shares?

         The portion of the purchase price of the stock attributable to the Company's contribution is taxable as ordinary income and will be included in your Form W-2 for the year in which it is contributed by the Company. Cash dividends from the stock, whether reinvested into stock or not, are gross income and will be included on a Form 1099-misc.

         If you sell your stock after you withdraw from the plan, you may recognize ordinary income in the amount of the difference between the selling price and your tax basis in the stock.

         Tax consequences from the purchase or sale of shares may differ among participants in the Plan. Each participant should discuss specific tax questions regarding participation in the Plan with his or her own tax advisor. It is important to retain all statements received on your account for income tax purposes.

24.      Will I have the same rights as any other shareholders of Fresh Foods?

         Yes. These rights include the right to vote the full shares held in your account and receive information generally sent to shareholders such as annual reports and proxy statements.

25.      Will cash dividends be paid?

         Fresh Foods does not anticipate the payment of any cash dividends at this time. Any cash dividends paid in the future will be credited to your account and used for the further purchase of stock. Such stock will then be credited to your account.

26.      May I continue in the Plan after I leave the Company?

         No. Termination of employment constitutes an immediate involuntary withdrawal from the Plan.

27.      If I terminate my employment, what happens to my shares?

         If you terminate employment, you will be sent an "Application of Benefits" Form to complete and return to the Human Resources Department. The Human Resources Department will then forward notice of your termination along with the Application of Benefits to our Trustee, who will then remit to you all whole share certificates maintained in your account. Any uninvested cash balance, any uninvested cash dividends and the value of fractional shares of stock will be remitted to you by check.

28.      Who should I contact about questions regarding the Plan?

         You may contact Susan Chrestensen in Human Resources.